Exhibit 99.2

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Today, July 31, 2014, Outerwall Inc. issued a press release announcing financial results for the second quarter of 2014. The following prepared remarks provide additional information related to the company’s operating and financial performance as well as third quarter and full year 2014 guidance. The prepared remarks also include supplementary slides.

The company will host a conference call today at 2:30 p.m. PDT to discuss second quarter 2014 results and third quarter and full year 2014 guidance.

The second quarter 2014 earnings press release, prepared remarks and conference call webcast are available on the Investor Relations section of Outerwall’s website at ir.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2014 second quarter and full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iv) a tax benefit related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Q2 2014 CONSOLIDATED RESULTS

Q2 Consolidated Results Highlights1

(In millions, except per share data)	Q2 2014	Q2 2013	Change (%)
GAAP Results
Consolidated revenue	$549.2	$553.1	(0.7)%
Income from continuing operations	$21.8	$50.4	(56.7)%
Net income	$21.8	$46.9	(53.6)%
Diluted EPS from continuing operations	$1.08	$1.77	(39.0)%
Net cash provided by operating activities	$62.8	$30.2	108.2%
Core Results[2]
Core adjusted EBITDA from continuing operations	$110.3	$129.9	(15.1)%
Core diluted EPS from continuing operations	$1.42	$2.04	(30.4)%
Free cash flow (“FCF”)	$36.8	$(5.9)	719.1%

Highlights from Q2 2014 include:

•	Managed the business for profitability and cash flow despite a weak release schedule that impacted Redbox revenue – consolidated revenue, core adjusted EBITDA from continuing operations and core diluted EPS from continuing operations results were within the guidance we issued in May 2014

•	Generated free cash flow of $36.8 million in the quarter, bringing the year-to-date total to $104.4 million

•	Repurchased approximately 712,000 shares of our common stock for $50.0 million

•	Completed successful debt offering and amended and extended credit facility, effectively locking in attractive interest rates, extending debt maturities and maintaining financial flexibility

For year-over-year comparisons of our Q2 results, note the following:

•	As a reminder, in Q2 2013, we implemented a new accounting methodology for amortizing our Redbox content library to better align costs with revenue. This methodology was prospectively applied beginning in Q2 2013, but had it been applied retrospectively, Redbox content costs, which are included in direct operating expenses, would have been $29.4 million higher in Q2 2013 on a pretax basis as content costs would have shifted from prior periods to Q2 2013.

•	In Q2 2013, the company recognized a $17.8 million tax benefit as a result of selling several thousand NCR kiosks through a wholly owned subsidiary.

[1]	Year-over-year comparisons are Q2 2014 versus Q2 2013 unless we note otherwise
[2]	Additional information on core and non-core results and reconciliations of non-GAAP financial measures are included in Appendix A

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Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Additional Q2 Consolidated Metrics

Metric	Amount	Comment
Total net interest expense	$12.9MM	Includes $1.2MM in noncash interest expense and $2.0MM in loss from early extinguishment of debt
Core effective tax rate	31.0%
Cash and cash equivalents	$233.2MM	Includes $91.9MM payable to retailer partners; additionally, $58.8MM of total cash was held in financial institutions domestically
Total principal value of outstanding debt, including capital leases	$1.0Bn
Net leverage ratio[3]	2.00x	Target range of 1.75x – 2.25x

Capital Structure

During Q2, we continued to execute on our plan to optimize the company’s capital structure and build upon our strong financial position. We completed the sale of $300 million of 5.875% senior unsecured notes due 2021. We also amended and extended our senior secured credit facility that consists of a $150 million amortizing term loan and a $600 million revolving line of credit. The maturity of the credit facility was extended from July 2016 to June 2019.

We believe that our capital structure is now better aligned with our target net leverage ratio3 of 1.75x to 2.25x. In addition, we are maintaining financial flexibility for future opportunities.

Capital Allocation

During Q2, we repurchased approximately 712,000 shares of our common stock at an average price of $70.27. At June 30, 2014, there was approximately $233.3 million remaining under the company’s stock repurchase authorization.

We remain committed to returning 75%-100% of free cash flow (FCF) to shareholders. We believe that share repurchases provide a compelling return on capital given our long-term confidence in the business and potential new growth opportunities. We intend to be opportunistic in purchasing our shares at attractive price levels going forward.

[3]	Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). Additional information and reconciliations of non-GAAP financial measures are included in Appendix A

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Capital Expenditures

We discuss our capital expenditures (CAPEX) on an accrual basis since we believe this methodology better aligns the reported CAPEX to activities during the quarter driving the expenditures. In Q2, our total investment in CAPEX was $20.5 million, bringing the year-to-date total to $48.0 million. Following is a breakdown of CAPEX by category:

(In millions)	New	Maintenance	Other	TOTAL
Redbox	$1.7	$4.9	—	$6.6
Coinstar	3.5	1.0	—	4.5
New Ventures	7.8	—	—	7.8
Corporate	—	—	$1.6	1.6
Q2 TOTAL	$13.0	$5.9	$1.6	$20.5

Redbox

•	Continued to optimize the kiosk network with a net reduction of approximately 250 kiosks in the U.S. in Q2, including approximately 350 removals and 100 new installations

•	Added approximately 50 net installs in Canada, bringing total kiosks to 1,350 at the end of Q2

•	Maintenance CAPEX included a one-time system upgrade for Redbox kiosks that was completed during the quarter and routine kiosk-related maintenance

Coinstar

•	Added 200 net new kiosks including approximately 300 new Coinstar Exchange kiosk installations

New Ventures

•	Primarily reflects 70 net ecoATM installs in Q2 and new ecoATM kiosks built for installations in the second half of 2014

Corporate

•	Investment in software and hardware that provides ongoing support for the business

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Q2 2014 SEGMENT OPERATING RESULTS

Redbox

Redbox Q2 Key Metrics

Category	Q2 2014	Q2 2013
Revenue	$445.5MM	$478.5MM
Rentals	169.3MM	186.7MM
Net revenue per rental	$2.63	$2.56
Same store sales growth (decline)	(7.8)%	(6.8)%
Gross margin	56.3%	60.2%
Segment operating income	$83.5MM	$107.2MM
Segment operating margin	18.7%	22.4%
Unique credit cards renting in quarter	38.5MM	40.6MM
Total kiosks (at quarter end)	43,900	43,600
U.S. kiosks	42,550	43,100
Canada kiosks	1,350	500
Total locations (at quarter end)	36,300	35,900
U.S. locations	34,950	35,400
Canada locations	1,350	500
Blu-ray
Blu-ray as percentage of rentals	14.1%	13.3%
Blu-ray as percentage of Redbox revenue	16.7%	15.7%

Redbox Segment Operating Results

Redbox performance in Q2 2014 was driven by a weak content release schedule, with box office4 down 37.5% year-over-year. Notably, June 2014 represented the lowest monthly theatrical box office in Redbox history. Compared with June 2013, the box office in June 2014 was 83.0% lower, and there were only four titles released during the month. We expected typical summer seasonality when consumers have more time to watch movies to help offset the lack of releases and box office in June. However, June rentals were lower than we expected for both titles released prior to and during the month of June. The Wolf of Wall Street, released in Q1 2014, was the top renting title in Q2. Other strong performers in the quarter included Ride Along, Anchorman 2: The Legend Continues and Homefront.

[4]	North American theatrical box office greater than or equal to $5 million

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

In addition, the popularity of the World Cup likely had some impact on June rentals although not to the same degree as we have seen historically with other events such as the Olympics. Redbox Entertainment Advisors (REA), our consumer panel, indicated that 50% of our most engaged consumers watched World Cup games compared with 60% to 70% for the 2012 Summer Olympics. REA also indicated 15% of our most engaged consumers reported watching fewer movies in June due to the World Cup.

As a result, Redbox revenue decreased 6.9% to $445.5 million in Q2 from total rentals of 169.3 million, a decline of 9.3% from Q2 2013. Average check increased 2.7% to $2.63 reflecting the following factors:

•	the continued shift to Blu-ray – although there also was a weak slate for Blu-ray-friendly titles in Q2 2014, Blu-ray represented 14.1% of rentals and 16.7% of revenue in Q2 and in-line with the low end of our guidance;

•	lower discounting compared with Q2 2013 – we continued to focus on providing consumers the right incentive at the right time. As a result, promotional dollars declined 29.1% from Q2 2013; and

•	continued stabilization of single night rentals, which decreased to 56.4% in Q2 2014 from 57.2% in Q2 2013.

As we expected, rentals and revenue per kiosk were down year-over-year due to the weaker content in the quarter. We currently expect rentals and revenue per kiosk to be down in Q3 2014 compared with Q3 2013 due to weaker performance from Q2 titles, resulting in minimal momentum moving into July, and a lower than previously expected box office in Q3, as studios recently shifted several titles to Q4. However, we continue to expect rentals and revenue per kiosk to increase in Q4 2014 compared with Q4 2013 based on the stronger titles expected during the holiday season despite a box office that we expect to be essentially flat in Q4.

Unique credit cards renting during Q2 2014 decreased by 5.1% to 38.5 million compared with Q2 2013 as a result of fewer releases and weaker content. However, customer engagement with Redbox remained strong throughout the quarter as demonstrated by more than 20% year-over-year growth in both e-mail subscribers and cumulative app downloads and an e-mail open rate of 20% of nearly 590 million e-mails delivered during Q2, a year-over-year open rate increase of 30%.

In Q2 2014, high frequency renters represented 51% of revenue, a decrease from approximately 60% over the past several quarters. High frequency renters historically rent less frequently during periods with a substantially weaker release schedule.

In Q2 2014, Redbox segment operating income was $83.5 million, a decrease of 22.1% compared with Q2 2013, and segment operating margin was 18.7%, a decrease of 370 basis points compared with Q2 2013, primarily due to lower revenue and the change in the content amortization accounting methodology

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

previously discussed. Had we applied the content amortization accounting change retrospectively, segment operating income and margin in Q2 2013 would have been $77.8 million and 16.3% respectively. This would have resulted in a 240 basis point improvement in segment operating margin in Q2 2014 year-over-year, reflecting lower direct operating costs and our continued focus on general and administrative expense management in Q2 2014.

Video Games Rentals and Revenue

Video Games Performance	Q2 2014	Q2 2013
Percentage of rentals	1.8%	2.1%
Percentage of Redbox revenue	3.8%	4.7%

As expected, video games declined year-over-year in Q2 2014 as a percentage of Redbox rentals and revenue reflecting a lighter release slate and the game industry’s shift to next generation platforms. Game publishers continue to support Xbox 360 and PS3, consoles that are popular with our customers. In addition, we are testing video games for next generation platforms, including Xbox One and Playstation 4, which are performing better than we expected.

Kiosk Optimization

To improve efficiency and productivity, we are removing kiosks that underperform our expected revenue for kiosks in their respective channels. In Q2 2014, we removed approximately 350 Redbox kiosks in the U.S. Our goal is to recapture rentals from removed kiosks in the remaining network while lowering content and servicing costs due to a smaller installed base.

Canada

We installed approximately 50 net new Redbox kiosks in Canada in Q2, bringing total Canadian installations to 1,350. We are focused on increasing our market density in the Toronto and Vancouver markets and currently expect to add up to 200 additional kiosks in Canada in the second half of 2014. We are partnering with retailers to create additional brand awareness and grow our customer base and have seen positive results from the initial programs.

Price Testing

We periodically conduct price testing in various markets and at various price points to learn more about how pricing impacts our business. In early August, we plan to have several in-market tests to test increased pricing for both DVD and Blu-ray formats. We expect to run the tests for several months.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Redbox Instant™ by Verizon

Redbox Instant by Verizon (RBi) continued to add new subscribers during Q2, and transactional video on demand (TVOD) utilization increased. TVOD allows customers to access new release content in either physical or digital formats.

We did not make any capital contributions in Q2 2014. We expect to make a capital contribution of $10 million to $11 million in Q3 2014. We are closely monitoring progress within the joint venture and have an option to begin exiting in Q1 2015 if certain subscriber thresholds are not achieved.

Coinstar

Coinstar Q2 Key Metrics

Category	Q2 2014	Q2 2013
Revenue	$79.9MM	$74.5MM
Average transaction	$41.32	$41.18
Transactions	18.9MM	19.7MM
Same store sales (SSS) growth	6.7%	(1.1)%
Segment operating income	$30.8MM	$25.4MM
Segment operating margin	38.6%	34.1%
Kiosks (at quarter end)	21,200	20,700
Locations (at quarter end)	20,300	20,500

Coinstar Segment Operating Results

In the second quarter of 2014, Coinstar recorded its one-billionth transaction. Coinstar has processed more than $38 billion in coins in its 23-year history.

Coinstar segment revenue increased 7.2% year-over-year to $79.9 million in Q2 2014 primarily due to the following factors:

•	the price increase implemented in October 2013[5] contributed $5.7 million;

•	a larger U.K. kiosk base and higher U.K. same store sales; and

•	additional Coinstar™ Exchange kiosks.

[5]	On October 1, 2013, the coin-counting fee was raised to 10.9% from 9.8% for all U.S. retail grocery locations

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Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

While transactions declined year-over-year, the average coin-to-voucher transaction size continued to increase in Q2 2014. The decline in transactions is the result of larger pours and less frequent visits, a decrease in the U.S. kiosk base year-over-year as a result of network optimization efforts and the impact of the penny reclamation in Canada that occurred in early 2013.

Coinstar segment operating income was $30.8 million in Q2 2014, an increase of 21.1% compared with Q2 2013, and segment operating margin was 38.6%, an increase of 450 basis points year-over-year. The increase in segment operating income is primarily due to the October 2013 price increase.

New Ventures

New Ventures Q2 Key Metrics

Category	Q2 2014	Q2 2013
Revenue	$23.8MM	$6K
Segment operating loss	$6.4MM	$4.3MM
Total kiosks	1,010	9

New Ventures Segment Operating Results

The segment operating results primarily reflect the operations and performance of ecoATM, which we acquired in July 2013, with the majority of segment revenue of $23.8 million generated by ecoATM. Since we hold devices for at least 30 days before selling them to comply with second-hand dealer laws, Q2 revenue primarily reflects devices acquired from March 2014 through May 2014.

We currently are focused on scaling ecoATM, and the increase in segment operating loss to $6.4 million in Q2 reflects the investments necessary to support and grow this business as well as our limited investment in SAMPLEit. Direct operating expense of $22.8 million, a $22.3 million year-over-year increase, includes expenses primarily related to acquiring, transporting and processing mobile devices at ecoATM, servicing the kiosks, and payments to retailers. General and administrative expense includes building the teams and infrastructure needed to scale the ecoATM business and support our ongoing testing of SAMPLEit.

We continued to make progress expanding ecoATM in the mass merchant and grocery channels and installed approximately 70 net new kiosks in Q2. Installations occurred slower than we anticipated in the first half of 2014, and we now expect to install approximately 1,000 to 1,100 ecoATM kiosks this year, which is 100 kiosks lower at the top end than we originally planned. Our second half installations are well underway, and we installed approximately 150 kiosks in July, primarily in the mass merchant channel.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

The delayed timing of kiosk installs does not impact our confidence in our long-term outlook for this business.

In Q2 2014, there was continued improvement in devices collected per kiosk per day and an increase in the percentage of value devices collected. These two factors along with our higher installed kiosk base contributed to a $7.8 million increase in revenue from Q1 2014. Also, as we expand and ramp our installed kiosk base in the second half of 2014, we expect revenue and profitability to continue to grow.

The New Ventures segment includes ecoATM and SAMPLEit. The company discontinued several concepts in 2013 that were previously included in the New Ventures segment. These concepts were moved to discontinued operations for 2013 and prior periods.

Non-Core Results

In Q2 2014, total pretax non-core expenses were $13.9 million, including a $10.5 million loss from equity method investments primarily related to losses at Redbox Instant by Verizon (RBi), and $3.3 million in rights to receive cash issued in connection with the acquisition of ecoATM.

As previously discussed, we did not make any capital contributions to RBi in Q2. We expect to make a capital contribution of $10 million to $11 million in Q3. We expect this to be the last capital contribution in 2014.

Guidance

As a reminder, beginning in 2015, we will provide annual guidance only. We believe annual guidance is a more relevant measurement of the business given our stage of growth, and full-year results capture the varying seasonal patterns for each of our businesses.

There are several factors contributing to our current expectations for 2014:

•	lower than expected revenues in Q2 2014;

•	changes to the release schedule within this year;

•	total theatrical box office is down approximately 7% year-to-date through July;

•	titles originally expected to release in 2014 have shifted to 2015; and

•	the delayed timing of ecoATM kiosk installs.

We remain focused on aligning costs with revenue and are managing the business to maximize profitability and cash flow to produce shareholder value.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Q3 2014 Guidance

We have more visibility into the Q3 2014 release schedule which has changed considerably in the past few months. When we provided guidance in May, we expected the box office for Q3 to be 21% higher than what we now anticipate as six titles have since shifted to Q4 2014. Also, the September release slate changed substantially, with three fewer titles, equating to a 50% reduction in box office. Furthermore, over one-third of September box office will be released on the last day of the quarter, and as a result, most of the rentals from these titles will occur in the fourth quarter. These changes represent normal fluctuations in studio release strategies as release dates are determined based on how titles perform theatrically.

Redbox consumer demand for a title is affected by many factors, including the genre, star power, repeatability, sell-through appeal, release window, and timing of release within the quarter. Q3 2014 currently has an estimated total box office of $2.49 billion. If September 30 releases are removed from the Q3 box office, expected box office decreases to $2.2 billion, a 4.0% decline from Q3 2013. As a result, Q3 rentals are expected to decline year-over-year primarily driven by the timing of releases, an unfavorable mix of content releasing in Q3 and a significantly lower flow-through of rentals from Q2 titles. Further, the 83% decrease in June 2014 box office compared with June 2013 is expected to result in an approximately 74% decline in Q3 rentals of June titles compared with a year ago.

The genre mix, release timing and rental appeal of Q3 titles are also significantly less favorable than in Q3 2013. Star-driven comedies tend to rank among top performers at Redbox and Q3 2014 has one less comedy than last year. Also, the release cadence is shifting more towards the end of the quarter compared with last year. For example July 2014 has just two relatively niche comedies, The Grand Budapest Hotel and Tyler Perry’s The Single Mom’s Club. In contrast, July 2013 had four theatrical comedy releases, including Identify Thief, Redbox’s best performing title of 2013, which released early in the quarter on July 2.

The Q3 2014 slate also is more heavily weighted with drama and horror titles that tend to underperform at Redbox relative to box office results, with 10 titles of those genres in 2014 compared with six in 2013. Q3 rental performance will further be impacted by a greater mix of releases from delay studios relative to our “day & date” studio partners. Theatrical releases from delay studios are up 29% year-over-year while releases from “day & date” studios are down 24%.

A breakdown of content for Redbox kiosks by month follows:

	Q3 2014		Q3 2013
(2014 data estimated)	Box Office*	Titles	Box Office*	Titles
TOTAL	$2.49Bn	34	$2.30Bn	32
July	$969MM	12	$604MM	12
August	$768MM	11	$358MM	10
September	$749MM	11	$1.34Bn	10

*	Includes titles with total North American box office greater than $5MM

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Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

The anticipated decrease in rental performance in Q3 is expected to be partially offset by an increase in Blu-ray demand. Blu-ray rentals are expected to represent 16% to 18% of rentals in Q3 2014 compared with 13% in Q2 2013, driven by increased device penetration, customer experience enhancements, including the launch of Blu-ray upsell across our kiosk network, and improved marketing efforts.

We expect rentals and revenue per kiosk to be down year-over-year in Q3 2014 due to the unfavorable content release schedule and additional kiosk installations in Canada. We expect both rentals and revenue per kiosk to increase year-over-year in Q4 2014.

Additional factors influencing Q3 guidance include:

•	fewer ecoATM kiosk installs in the first half of 2014;

•	interest expense related to new debt issuance in Q2 2014; and

•	the impact of Q2 share repurchases.

2014 Q3 consolidated guidance follows:

•	Consolidated revenue between $535MM and $565MM

•	Core adjusted EBITDA from continuing operations between $100MM and $115MM

•	Core diluted EPS from continuing operations between $0.99 and $1.29

•	For the quarter, we expect average diluted shares in the range of 19.7MM to 19.8MM

2014 Full-Year Guidance

Full-year 2014 guidance includes the following:

•	As previously discussed, a weaker Q2 2014, the change in timing of releases, and the lower box office for the second half of 2014 compared with our previous expectations are contributing to our revised 2014 outlook. While we adjusted our guidance for our current view of the slate, the studios may continue to make changes based on how movies perform in theaters.

•	We are lowering our expectations for New Ventures revenues to a range of $107MM to $117MM as a result of a delay in the timing of ecoATM kiosk installs.

For the full-year 2014, we currently expect:

•	Consolidated revenue between $2.254Bn and $2.334Bn

•	Core adjusted EBITDA from continuing operations between $450MM and $490MM

•	Core diluted EPS from continuing operations between $5.78 and $6.28

•	Free cash flow in the range of $200MM to $240MM

•	We estimate an effective tax rate of 37.0% to 39.0% and cash taxes in the range of $75MM to $85MM

•	For the year, we expect average diluted shares in the range of 20.9MM to 21.0MM

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Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Summary

In summary, we delivered solid Q2 2014 results despite a weak content release schedule that impacted Redbox revenue. We generated strong free cash flow and repurchased $50.0 million of our common stock in Q2 2014. While Redbox faced a challenging quarter, it continues to see growth in consumer engagement. Coinstar revenue, segment operating income and margin increased year-over-year. New Ventures segment revenues increased, primarily as a result of the progress we are making in growing and scaling our ecoATM business. We are confident in our long-term outlook as we believe that Redbox will continue to be the leader for new release content transactions for many years to come; Coinstar remains a stable business generating strong cash flow; and ecoATM is a significant growth opportunity. We are leveraging our core competencies in operating and growing automated retail businesses, and we remain focused on delivering value by managing our businesses for profitability and cash flow.

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Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iv) a tax benefit related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	June 30,
Dollars in thousands	2014	2013
Net income from continuing operations	$21,810	$50,413
Depreciation, amortization and other	53,027	49,208
Interest expense, net	12,929	12,018
Income taxes	5,537	3,082
Share-based payments expense(1)	3,079	3,843

Adjusted EBITDA from continuing operations	96,382	118,564
Non-Core Adjustments:
Restructuring costs	—	—
Acquisition costs	—	1,666
Rights to receive cash issued in connection with the acquisition of ecoATM	3,338	—
Loss from equity method investments	10,541	9,629

Core adjusted EBITDA from continuing operations	$110,261	$129,859

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operation to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	June 30,
	2014	2013
Diluted EPS from continuing operations	$1.08	$1.77
Non-Core Adjustments, net of tax:(1)
Restructuring costs	—	—
Acquisition costs	—	0.06
Rights to receive cash issued in connection with the acquisition of ecoATM	0.13	—
Loss from equity method investments	0.32	0.21
Tax benefit from net operating loss adjustment	—	—
Tax benefit of worthless stock deduction	(0.11)	—

Core diluted EPS from continuing operations	$1.42	$2.04

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	June 30,
Dollars in thousands	2014	2013
Net cash provided by operating activities	$62,833	$30,174
Purchase of property and equipment	(26,076)	(36,111)

Free cash flow	$36,757	$(5,937)

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2014 Second Quarter Earnings

Prepared Remarks

July 31, 2014

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	June 30, 2014	December 31, 2013
Senior unsecured notes(1)	$650,000	$350,000
Term loans(1)	150,000	344,375
Revolving line of credit	165,000	—
Convertible debt(2)	33,424	51,148
Capital leases	19,778	21,361

Total principal value of outstanding debt including capital leases	1,018,202	766,884
Less domestic cash and cash equivalents held in financial institutions	(58,779)	(199,027)

Net debt	959,423	567,857
LTM Core adjusted EBITDA from continuing operations(3)	$479,473	$491,652

Net leverage ratio	2.00	1.15

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013 included $9.3 million and $5.3 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of June 30, 2014 included $0.4 million in associated debt discount. There was no associated debt discount with the Term loans as of December 31, 2013.
(2)	The Convertible debt balance on our Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013 included $0.2 million and $1.4 million, respectively, in associated debt discount.
(3)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended June 30, 2014 and December 31, 2013 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the six months ended June 30, 2014	$227,834
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013(A)	491,652
Less: Core adjusted EBITDA from continuing operations for the six months ended June 30, 2013	(240,013)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended June 30, 2014	$479,473

(A)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2013, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2013.

©2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

NASDAQ:OUTR Supplementary Slides 2014 Q2 Prepared Remarks July 31, 2014

Outerwall
NASDAQ:OUTR

Top end of guidance range
Redbox operating results
Other operating results(1)
Lower tax rate
Q2 share repurchases
New debt
Core diluted EPS from continuing operations(2)
Non-core adjustments, net of tax(2)
Diluted EPS from continuing operations

© 2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.
S – 2
2014 Q2 EPS Bridge
Actual results versus previous guidance
$1.44 ($0.25) $0.14 $0.15 $0.02 ($0.08) $1.42 ($0.34) $1.08
(1) Includes Coinstar, New Ventures and Corporate results
(2) Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
$0.70
$0.90
$1.10
$1.30
$1.50
$0.50

© 2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.
S – 3
Box Office  (MM)
3
1
3
3
1
5
2 = # of new releases
1
1
3
3
2
2014 Q3 Redbox Release Schedule
1
Includes titles with total North American box office greater than $5MM
2
As of July 31, 2014
4
Q3 2014 Q3 2013
2014 data
estimated
Box Office Titles Box Office Titles
Total $2.49Bn 34 $2.30Bn 32
July $969MM 12 $604MM 12
August $768MM 11 $358MM 10
September $749MM 11 $1.34Bn 10
$0
$50
$100
$150
$200
$250
$300
$350
7/1 7/8 7/15 7/22 7/29 8/5 8/12 8/19 8/26 9/2 9/9 9/16 9/23 9/30
1
1 1

© 2014 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.
S – 4
As of July 31, 2014
2014
FY
– Revenue by Segment
($MM)
2014 FY Capital Expenditures
($MM)
Redbox $1,840 – $1,905 Redbox $22 – $27
Coinstar $307 – $312 Kiosk, software and other $7 – $9
New Ventures $107 – $117 Maintenance $15 – $18
TOTAL $2,254 – $2,334 Coinstar $15 – $19
201
4
FY
–
Other
New $11 – $14
Core adjusted EBITDA from Maintenance $4 – $5
continuing operations $450 – $490 New Ventures $35 – $44
Core diluted EPS from Corporate $25 – $30
continuing operations
1, 2
$5.78 – $6.28
Average diluted shares TOTAL $97 – $120
outstanding
2
(MM)
20.9 – 21.0
Estimated effective tax rate 37% – 39%
201
4
FY
–
Net Installations
Free cash flow
1
($MM)
$200 – $240
2014 Q3
Guidance
Redbox Kiosks (450) – (50)
Revenue
($MM)
$535 – $565 U.S. (700) – (500)
Core adjusted EBITDA from Canada 250 – 450
continuing operations
1
($MM)
$100 – $115 Coinstar Kiosks 250 – 450
Core diluted EPS from New Ventures Kiosks 1,000 – 1,200
continuing operations
1,2
$0.99 – $1.29
Average diluted shares
outstanding
2
(MM)
19.7 – 19.8
1
2 Excludes the impact of any future share repurchases for the remainder of 2014
($MM)
1
See Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
2014 Full-Year and Q3 Guidance